Salibello & Broder, LLP
Certified Public Accountants
New York, New York

July 20, 2001

Concept Digital, Inc.
1221 Brickell Avenue
Miami, Florida 33131

We consent to the inclusion in this registration statement on Form SB-2 of our report dated March 21, 2001 on our audits of the financial statements for the year ended December 31, 2000 and for the period December 23, 1999 (date of inception) through December 23, 1999, of Concept Digital, Inc. In addition, we consent to the inclusion in this registration statement on Form SB-2 of our report dated May 18, 2001 of our unaudited financial statements for the period ended March 31, 2001 of Concept Digital, Inc.

/s/ Salibello & Broder, LLP
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    Salibello & Broder, LLP